UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 15, 2005

Commission file number 1-11625

Pentair, Inc.

(Exact name of Registrant as specified in its charter)

Minnesota	41-0907434
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification number)

5500 Wayzata Blvd, Suite 800, Golden Valley, Minnesota	55416
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (763) 545-1730

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events

Effective March 16, 2005, Richard J. Cathcart, Vice Chairman of Pentair, Inc. (the “Company”), has adopted a prearranged stock trading plan to sell a portion of his Company stock over time as part of a plan to reduce indebtedness related to the purchase of a home and to pay taxes. In addition, effective March 15, 2005, Michael V. Schrock, President and Chief Operating Officer of the Enclosures Group of Pentair, Inc., has adopted a prearranged stock trading plan to sell a portion of his Company stock over time as part of a plan to reduce indebtedness related to the purchase of a home and to pay taxes and initiate dependent 529 plans. The stock trading plans were adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.

Rule 10b5-1 plans permit directors and officers who are not in possession of material, non-public information to establish prearranged plans to buy or sell company stock. Once the plan is in place, the executive may not retain or exercise any discretion over trading under the plan, although the executive may later amend or terminate the plan. The broker administering the plan is authorized to trade company shares in volumes and at times determined independently by the broker, subject to limitations set forth in the plan.

Mr. Cathcart’s plan provides for the sale of approximately one third of his aggregate holdings, over a period of approximately one year as of the date hereof, of Company stock and stock options exercisable within 60 days. Mr. Schrock’s plan provides for the sale of less than 20 percent of his aggregate holdings, over a period of approximately one year as of the date hereof, of Company stock and stock options exercisable within 60 days. The transactions under these plans will be disclosed publicly through Form 144 and Form 4 filings with the Securities Exchange Commission. The Form 4 filings will also be posted on Pentair’s investor relation Web site.

The plans were adopted during an authorized trading period at a time when neither Mr. Cathcart nor Mr. Schrock were in possession of material, non-public information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on March 18, 2005.

PENTAIR, INC.
Registrant

By	/s/ Louis L. Ainsworth
Louis L. Ainsworth
Senior Vice President, Secretary, and General Counsel
(Authorized Officer of Registrant)